For Immediate Release

Ferro Reports 2011 Third-Quarter Results

•	Third-Quarter 2011 Highlights:

•	Net sales grow 3 percent to $546 million

•	Net income improves to $18 million from a loss of $2 million in the prior-year third quarter

•	Earnings improve to $0.21 per diluted share compared with a loss of $0.04 per diluted share in the prior-year third quarter

•	Adjusted earnings, excluding charges, were $0.23 per diluted share compared with $0.29 per diluted share in the prior-year third quarter

•	Company lowers 2011 full-year sales and earnings outlook

CLEVELAND, Ohio – October 26, 2011 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $546 million for the three-month period ended September 30, 2011, an increase of 3 percent from net sales of $529 million in the third quarter of 2010. Net income improved to $18 million, or $0.21 per diluted share, compared with a net loss of $2 million, or $0.04 per diluted share, in the prior-year quarter. Adjusted net income, excluding charges, was $20 million, or $0.23 per diluted share, compared with $25 million, or $0.29 per diluted share, in the third quarter of 2010.

2011 Third-Quarter Results

“The strength of our business is reflected by the fact that we recorded over $35 million in operating profit, and adjusted earnings per diluted share of $0.23 for the third quarter. This was achieved despite market conditions that drove a reduction of over 50 percent in sales of our solar paste products,” said Chairman, President and Chief Executive Officer James F. Kirsch. “We expect weaker fourth-quarter sales for a number of our products as global economic activity slows. However, the successful restructuring of our manufacturing operations and our improved balance sheet position us well to withstand this period of reduced customer demand. We continue to believe in the long-term growth opportunities for Ferro in the solar, electronic materials, and specialty glass and pigments markets. Our investments in these areas are resulting in new product introductions and customer qualifications that we expect will lead to higher sales and profits when market conditions improve.”

Net sales for the three months ended September 30, 2011, were $546 million, an increase of 3 percent over net sales of $529 million in the third quarter of 2010. Sales increased in all segments except Electronic Materials. Reduced customer demand for conductive pastes used in solar cell applications resulted in a sales decline for these pastes of more than 50 percent compared with the prior-year quarter. Demand for conductive pastes remains weak due to low end-market demand and excess inventory of completed solar power modules, particularly in the European solar market. Sales of precious metals increased $9 million compared with the prior-year quarter as higher silver prices were only partially offset by reduced metals sales volume. Changes in foreign currency exchange rates increased sales by approximately $17 million compared with the 2010 third quarter. A portion of the reduction in sales volume occurred because the Company no longer manufactures certain products due to portfolio changes resulting from 2010 restructuring actions and business sales.

Gross profit was $104 million, or 19.1 percent of net sales, during the 2011 third quarter, compared with $120 million, or 22.8 percent of net sales, during the third quarter of 2010. Excluding charges, gross profit was 23.5 percent of sales excluding precious metals in the 2011 third quarter, compared with 27.7 percent in the prior-year quarter. The primary driver of the decline in gross profit dollars was the reduced sales volume of conductive pastes sold to manufacturers of solar cells. These conductive pastes are among the Company’s highest margin products. During the 2011 third quarter, gross profit was reduced by charges of $0.7 million, primarily related to residual costs at closed manufacturing sites involved in restructuring actions. In the third quarter of 2010, gross profit was also reduced by charges of $0.7 million due to charges for accelerated depreciation, severance costs and other costs associated with manufacturing rationalization activities.

Selling, general and administrative (“SG&A”) expenses declined to $68 million during the 2011 third quarter from $75 million in the prior-year quarter. SG&A expenses were 12.4 percent of net sales during the quarter, down from 14.2 percent of net sales in the third quarter of 2010. The SG&A expenses for the quarter were lower primarily as a result of reduced special charges, lower pension and incentive compensation expense, and control of discretionary spending. Partially offsetting the decline in SG&A expenses were $1.6 million in costs related to an initiative to streamline and standardize business processes and improve management information systems tools. Changes in foreign currency exchange rates also increased SG&A spending compared with the prior-year quarter. SG&A expenses in the 2011 third quarter included charges of $0.8 million that were primarily due to expenses at sites that were closed during manufacturing rationalization actions. During the third quarter of 2010, SG&A expenses included charges of $5.5 million, primarily related to manufacturing rationalization activities and employee severance expenses.

Restructuring and impairment charges declined to $0.9 million in the third quarter of 2011, down from $9.6 million in the prior-year quarter. The decline reflects the substantial reduction in restructuring activities as the Company completes the final actions related to its multi-year manufacturing rationalization initiatives that began in 2006.

Interest expense declined to $7.0 million in the 2011 third quarter, down by $3.5 million from the third quarter of 2010. The decline was due to the combined effects of lower average interest rates on borrowings, a decline in the average borrowing throughout the quarter and reduced amortization of debt issuance costs. In addition, during the 2010 third quarter, interest expense included a $0.8 million noncash write-off of unamortized fees related to a repayment of term loans.

A charge of $19.3 million for losses on extinguishment of debt was recorded during the 2010 third quarter related to debt refinancing. This charge did not recur in the 2011 third quarter.

Net income was $18.2 million, or $0.21 per diluted share, during the 2011 third quarter compared with a net loss of $2.4 million, or $0.04 per diluted share, during the third quarter of 2010. Adjusted net income, excluding charges, was $19.7 million, or $0.23 per diluted share during the 2011 third quarter, compared with adjusted net income of $25.3 million, or $0.29 per diluted share during the prior-year quarter.

Cash flow from operations was $3.4 million during the third quarter compared with $32.9 million during the third quarter of 2010, excluding $55.8 million from the return of deposits for precious metal leases. During the 2011 third quarter, working capital requirements increased due to lower accounts payable balances. The lower accounts payable level was driven by reduced purchases of raw materials. Partially offsetting this increase in working capital were reduced accounts receivables and inventory balances. The Company expects cash flow from operations to improve in the 2011 fourth quarter as raw material costs begin to decline and production activities are reduced in line with lower expected sales levels.

2011 Outlook

The Company currently expects net sales to grow between 2 and 5 percent in 2011, compared with 2010, to between $2.15 billion and $2.20 billion. Previously, the Company had forecasted 2011 sales to be between $2.30 billion and $2.35 billion. The reduced sales forecast is primarily due to lower sales expectations for electronic materials products, including conductive pastes, metal powders and surface finishing products. Weakening economic conditions, particularly in Europe and the United States, also reduced sales forecasts for a number of product lines, particularly those used in building and construction applications. In addition, the Company has updated its foreign currency exchange rate assumptions for the final three months of the year to be consistent with current exchange rates.

The Company expects sales of conductive pastes to decline by 25 to 35 percent in the 2011 fourth quarter compared with the sales recorded in the third quarter, based on current order patterns and declines in customer production plans. Previously, the Company had expected demand for conductive pastes to begin to recover during the last three months of 2011. In addition, sales of other electronic materials, including metal powders and surface finishing materials, also are expected to decline by 20 to 25 percent in the fourth quarter because of reduced demand from consumer electronics and semiconductor-related applications.

Because of weakening global economic conditions and rapidly changing customer order patterns, it is difficult to forecast future financial results at this time. Therefore, the Company’s earnings per share guidance encompasses a wide range.

Adjusted earnings per share for 2011, excluding special charges, are expected to be $0.70 to $0.80, down from the Company’s previous guidance of $1.08 to $1.18 per share. The primary drivers of the lower earnings outlook are reduced sales expectations for electronic materials products and weakening economic conditions in Europe and the United States.

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, plus restructuring and impairment charges, charges related to debt refinancing and other special charges, adjusted for a normalized tax rate that is consistent with the Company’s expected future effective tax rate excluding discrete items, and divided by the average number of common shares outstanding. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

Adjusted earnings per share is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The measure is presented here because it provides additional information in a manner that is commonly used by investors and reported by third-party analysts. The amount and timing of restructuring, impairment and other special charges in future periods are difficult to forecast due to cost-reduction projects currently underway within the Company and the uncertainty of factors that determine future charges, which make a detailed reconciliation to the most directly comparable U.S. GAAP measures impractical.

Conference Call

The Company will host a conference call to discuss its 2011 third-quarter financial results, its outlook for general business conditions and its current outlook for 2011 on Thursday, October 27, 2011, at 10:00 a.m. Eastern time. To participate in the call, dial 800-750-5845 if calling from the United States or Canada, or dial 212-231-2929 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on October 27 through noon Eastern time on November 3. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21542543 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through December 31, 2011. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,000 employees globally and reported 2010 sales of $2.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	uncertainty in the development of the solar energy market;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	implementation of new business information systems and processes;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or successfully integrate future acquisitions into our business;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	Ferro’s ability to successfully implement and/or administer our restructuring programs and produce the desired results;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2010.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-5488
E-mail: david.longfellow@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in thousands, except share and
per share amounts)	2011	2010	2011	2010

Net sales	$546,114	$528,564	$1,713,097	$1,564,914
Cost of sales	442,304	408,268	1,374,614	1,215,354

Gross profit	103,810	120,296	338,483	349,560

Selling, general and administrative expenses	67,530	74,835	217,896	215,635
Restructuring and impairment charges	869	9,570	4,044	44,107
Other expense (income):
Interest expense	7,030	10,519	21,208	37,196
Interest earned	(50)	(78)	(193)	(542)
Losses on extinguishment of debt	0	19,331	0	19,331
Foreign currency losses, net	1,726	398	4,049	3,644
Miscellaneous expense, net	64	7,345	458	2,523

Income (loss) before income taxes	26,641	(1,624)	91,021	27,666
Income tax expense	8,419	738	29,987	23,246

Net income (loss)	18,222	(2,362)	61,034	4,420
Less: Net income attributable to noncontrolling interests	40	983	573	733

Net income (loss) attributable to Ferro Corporation	18,182	(3,345)	60,461	3,687
Dividends on preferred stock	0	(165)	(165)	(495)

Net income (loss) attributable to Ferro Corporation common shareholders	$18,182	$(3,510)	$60,296	$3,192

Earnings (loss) per share attributable to Ferro Corporation common shareholders:
Basic earnings (loss) per share	$0.21	$(0.04)	$0.70	$0.04
Diluted earnings (loss) per share	0.21	(0.04)	0.69	0.04

Cash dividends declared	0.00	0.00	0.00	0.00

Shares outstanding:
Weighted-average basic shares	86,169,195	85,805,259	86,100,989	85,807,932
Weighted-average diluted shares	86,796,334	85,805,259	86,967,743	86,538,887
End-of-period basic shares	86,570,567	85,860,177	86,570,567	85,860,177

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three months ended		Nine months ended
(Dollars in thousands)	September 30,		September 30,
	2011	2010	2011	2010
Segment Net Sales
Electronic Materials	$156,081	$166,953	$538,790	$488,714
Performance Coatings	153,365	144,218	453,546	414,546
Color and Glass Perf. Materials	100,525	91,167	306,806	288,196
Polymer Additives	85,634	77,291	262,767	231,431
Specialty Plastics	43,606	42,633	132,745	124,365
Pharmaceuticals	6,903	6,302	18,443	17,662
Total Segment Net Sales	$546,114	$528,564	$1,713,097	$1,564,914

Segment Income
Electronic Materials	$17,754	$31,394	$74,257	$97,273
Performance Coatings	11,728	11,322	30,462	35,226
Color and Glass Perf. Materials	8,758	9,192	29,789	26,457
Polymer Additives	4,025	6,970	14,807	13,797
Specialty Plastics	2,662	4,253	7,381	9,575
Pharmaceuticals	1,062	534	2,977	388

Total Segment Income	45,989	63,665	159,673	182,716

Unallocated corporate expenses	9,709	18,204	39,086	48,791
Restructuring and impairment charges	869	9,570	4,044	44,107
Interest expense	7,030	10,519	21,208	37,196
Other expense, net	1,740	26,996	4,314	24,956

Income (loss) before income taxes	$26,641	$(1,624)	$91,021	$27,666

Ferro Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	September 30, 2011	December 31, 2010

Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$21,900	$29,035
Accounts receivable, net	365,383	302,448
Inventories	243,321	202,067
Deposits for precious metals	0	28,086
Deferred income taxes	24,284	24,924
Other receivables	29,051	27,762
Other current assets	24,670	7,432

Total current assets	708,609	621,754

Property, plant and equipment, net	388,636	391,496
Goodwill	219,606	219,716
Amortizable intangible assets, net	11,363	11,869
Deferred income taxes	117,991	121,640
Other non-current assets	81,603	67,880

Total assets	$1,527,808	$1,434,355

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$58,397	$3,580
Accounts payable	210,250	207,770
Income taxes	16,637	8,823
Accrued payrolls	32,793	49,590
Accrued expenses and other current liabilities	66,047	75,912

Total current liabilities	384,124	345,675

Long-term debt, less current portion	304,716	290,971
Postretirement and pension liabilities	171,789	189,058
Deferred income taxes	2,263	2,211
Other non-current liabilities	20,417	22,833

Total liabilities	883,309	850,748

Series A convertible preferred stock	0	9,427

Shareholders’ equity	633,904	563,409
Noncontrolling interests	10,595	10,771

Total liabilities and equity	$1,527,808	$1,434,355

Ferro Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Three months ended		Nine months ended
(Dollars in thousands)	September 30,		September 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$18,222	$(2,362)	$61,034	$4,420
Depreciation and amortization	15,674	18,259	48,523	59,510
Precious metals deposits	0	55,808	28,086	112,434
Accounts receivable	4,807	3,887	(63,733)	(51,864)
Inventories	1,544	(3,699)	(41,550)	(30,552)
Accounts payable	(23,367)	5,444	3,989	32,586
Other changes in current assets and liabilities, net	(22,244)	13,769	(36,365)	30,664
Other adjustments, net	8,752	(2,423)	(17,354)	23,257

Net cash provided by (used for) operating activities	3,388	88,683	(17,370)	180,455

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(20,106)	(11,435)	(51,923)	(27,733)
Proceeds from sale of businesses	0	0	0	5,887
Proceeds from sale of assets	0	7,108	2,374	7,425
Other investing activities	0	139	193	139

Net cash used for investing activities	(20,106)	(4,188)	(49,356)	(14,282)

Cash flow from financing activities
Net (repayments) borrowings under loans payable	(2,074)	(3,713)	55,496	(22,500)
Proceeds from long-term debt	147,955	371,600	530,174	576,740
Principal payments on long-term debt	(135,294)	(79,662)	(517,065)	(336,502)
Extinguishment of debt	0	(326,687)	0	(326,687)
Debt issue costs	0	(10,460)	0	(10,460)
Redemption of convertible preferred stock	0	0	(9,427)	0
Cash dividends paid	0	(165)	(165)	(495)
Other financing activities	676	(1,762)	(180)	(788)

Net cash provided by (used for) financing activities	11,263	(50,849)	58,833	(120,692)
Effect of exchange rate changes on cash and cash equivalents	(13)	1,978	758	1,368

(Decrease) increase in cash and cash equivalents	(5,468)	35,624	(7,135)	46,849
Cash and cash equivalents at beginning of period	27,368	29,732	29,035	18,507
Cash and cash equivalents at end of period	$21,900	$65,356	$21,900	$65,356

Cash paid during the period for:
Interest	$12,045	$9,525	$24,620	$30,291
Income taxes	5,931	5,893	20,646	15,723

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Three Months Ended September 30 (Unaudited)

	Three months ended			Three months ended September
	September 30, 2011			30, 2010
(Dollars in thousands, except per share amounts)	As Reported	Adjust- ments	Non- GAAP	As Reported	Adjust- ments	Non- GAAP

Net sales	$546,114		$546,114	$528,564		$528,564
Cost of sales	442,304	$(712)	441,592	408,268	$(738)	407,530

Gross profit	103,810		104,522	120,296		121,034

Selling, general and administrative expenses	67,530	(835)	66,695	74,835	(5,466)	69,369
Restructuring and impairment charges	869	(869)	0	9,570	(9,570)	0
Other expense, net	1,740		1,740	26,996	(26,180)	816

Earnings before interest, taxes and noncontrolling interest	33,671		36,087	8,895		50,849

Interest expense	7,030		7,030	10,519	(795)	9,724

Total adjustments		(2,416)			(42,749)

Income (loss) before taxes	26,641		29,057	(1,624)		41,125
Income tax expense	8,419			738
Income tax expense[1]			9,298
Income tax expense[2]						14,805

Net income (loss)	18,222		19,759	(2,362)		26,320
Less: Net income attributable to noncontrolling interest	40		40	983		983

Net Income (loss) attributable to Ferro	18,182		19,719	(3,345)		25,337
Dividends on preferred stock	0		0	(165)		(165)
Net Income (loss) attributable to Ferro common shareholders	$ 18,182		$ 19,719	$ (3,510)		$ 25,172

Diluted earnings (loss) per share	$ 0.21		$ 0.23	$ (0.04)		$ 0.29

1 2011 tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

2 2010 tax rate of 36%, consistent with the Company’s 2010 expectation for normalized effective tax rates, excluding discrete items.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including restructuring charges and asset impairments, charges related to debt refinancing, and other charges that are not related to production of products for sale. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Nine Months Ended September 30 (Unaudited)

	Nine months ended September 30,
	2011			Nine months ended September 30, 2010
(Dollars in thousands, except per share amounts)	As Reported	Adjust- ments	Non- GAAP	As Reported	Adjust- ments	Non- GAAP

Net sales	$1,713,097		$1,713,097	$1,564,914		$1,564,914
Cost of sales	1,374,614	$(3,624)	1,370,990	1,215,354	$(4,912)	1,210,442

Gross profit	338,483		342,107	349,560		354,472
Selling, general and administrative expenses	217,896	(3,340)	214,556	215,635	(13,499)	202,136
Restructuring and impairment charges	4,044	(4,044)	0	44,107	(44,107)	0
Other expense, net	4,314		4,314	24,956	(23,132)	1,824

Earnings before interest, taxes and noncontrolling interest	112,229		123,237	64,862		150,512
Interest expense	21,208		21,208	37,196	(2,280)	34,916

Total adjustments		(11,008)			(87,930)
Income before taxes	91,021		102,029	27,666		115,596
Income tax expense	29,987			23,246
Income tax expense[1]			32,649
Income tax expense[2]						41,615

Net income	61,034		69,380	4,420		73,981
Less: Net income attributable to noncontrolling interest	573		573	733		733

Net Income attributable to Ferro	60,461		68,807	3,687		73,248
Dividends on preferred stock	(165)		(165)	(495)		(495)
Net Income attributable to Ferro common shareholders	$ 60,296		$ 68,642	$ 3,192		$ 72,753

Diluted earnings per share	$0.69		$0.79	$0.04		$0.84

1 2011 tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

2 2010 tax rate of 36%, consistent with the Company’s 2010 expectation for normalized effective tax rates, excluding discrete items.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including restructuring charges and asset impairments, charges related to debt refinancing, and other charges that are not related to production of products for sale. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three months ended		Nine months ended
(Dollars in thousands)	September 30,		September 30,
	2011	2010	2011	2010
Electronic Materials	$65,736	$80,633	$216,548	$243,369
Performance Coatings	153,365	144,218	453,546	414,447
Color and Glass Perf. Materials	91,173	86,362	280,514	269,392
Polymer Additives	85,634	77,291	262,767	231,431
Specialty Plastics	43,606	42,633	132,745	124,365
Pharmaceuticals	6,903	6,302	18,443	17,662

Total segment sales excluding precious metals	446,417	437,439	1,364,563	1,300,666
Sales of precious metals	99,697	91,125	348,534	264,248

Total net sales	$546,114	$528,564	$1,713,097	$1,564,914

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.